Exhibit 10.3

AMENDMENT NO. 4

TO THE

RUDDICK CORPORATION FLEXIBLE DEFERRAL PLAN

(Amended and Restated July 1, 2009)

WITNESSETH:

WHEREAS, Ruddick Corporation (“Ruddick”) sponsors the Ruddick Corporation Flexible Deferral Plan (“FDP”), an unfunded nonqualified deferred compensation plan for designated key employees and directors; and

WHEREAS, in Section 9.1 of the FDP, Ruddick reserved the right to amend the FDP at any time in whole or in part;

WHEREAS, in Section 9.1 of the FDP, the Administrative Committee is granted the right, in its sole discretion, to amend the FDP unless such amendment results in significantly increased FDP expenses;

WHEREAS, Ruddick desires to amend the FDP to clarify that deferral contributions may be made from incentive plan payments from any incentive compensation plan sponsored by a participating company;

WHEREAS, the Administrative Committee approved at its February 2, 2012 meeting an amendment to clarify that deferral contributions may be made from incentive plan payments from any incentive compensation plan sponsored by a participating company.

NOW THEREFORE, in order to effect the foregoing, the FDP is hereby amended as follows:

Section 1.28 is amended and restated as follows:

1.28

Incentive Compensation Payment means the amount payable to a Participant under an incentive compensation plan sponsored by a Participating Company.  Incentive Compensation Payments will be considered “performance based compensation” for purposes of Code Section 409A and related regulations or similar guidance.

Except as expressly or by necessary implication amended hereby, the FDP shall continue in full force and effect.

IN WITNESS WHEREOF, Ruddick has caused this instrument to be executed this 8th day of February, 2012 by its duly authorized officer effective as provided herein to be effective January 1, 2012.

RUDDICK CORPORATION

/S/ JOHN B. WOODLIEF

John B. Woodlief, Vice President – Finance and

Chief Financial Officer